/stamp/
                                                STATE OF DELAWARE
                                                SECRETARY OF STATE
                                                DIVISION OF CORPORATIONS
                                                Filed 09:00 AM 04/09/1997
                                                971115054 - 2739860/stamp/





                        CERTIFICATE OF INCORPORATION


                        TRB SYSTEM INTERNATIONAL INC.


FIRST:       The  name  of  the  corporation  is  TRB  SYSTEMS INTERNATIONAL
INC.

SECOND: It Registered Office is to be located at 1013 Centre Road, Wilmington, Delaware 19805 in the county of New Castle - The Registered Agent in charge thereof is W/K Corporate Services (DEL), INC.

THIRD:      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

FOURTH:   The amount of the total authorized capital stock of this
corporation is Thirty Million (30,000,000), common shares all of which shall have a par value of ($,0001).

FIFTH:        The name and mailing address of the incorporator is as
follows:

                                        Lawrence A. Kirsch
                                        90 State Street
                                        Albany, New York 12207


I, The UNDERSIGNED, for the purpose of forming a corporation under the law of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 3rd day of April, 1997.



                                        /s/ Lawrence A. Kirsch /s/
                                        Incorporator
                                        LAWRENCE A. KIRSCH
                                        90 State Street
                                        Albany, New York

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